================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   SCHEDULE TO
                                  (Rule 13e-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------
                                 FRONTSTEP, INC.
                       (Name of Subject Company (Issuer))

                                   ----------

                                 Frontstep, Inc.
                        (Name of Filing Person (Offeror))

                                   ----------

   Options to Purchase Common Shares, No Par Value under the Frontstep, Inc. Non-Qualified Stock Option Plan for Key Employees and the Frontstep, Inc. 1999
               Non-Qualified Stock Option Plan for Key Employees

                         (Title of Class of Securities)

                                   ----------

                                   35921W 10 1
                      (CUSIP Number of Class of Securities)
                           (Underlying Common Shares)

                                   ----------

                                Daniel P. Buettin
              Vice President, Chief Financial Officer and Secretary
                                 Frontstep, Inc.
                          2800 Corporate Exchange Drive
                              Columbus, Ohio 43231
                                 (614) 523-7136
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                                    Copy to:
                             Ivery D. Foreman, Esq.
                       Vorys, Sater, Seymour and Pease LLP
                               52 East Gay Street
                                 P. O. Box 1008
                            Columbus, Ohio 43216-1008
                                 (614) 464-6322


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                            CALCULATION OF FILING FEE
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        Transaction valuation*                         Amount of filing fee
--------------------------------------------------------------------------------
              $1,110,000                                     $222.00
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*        Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 600,000 common shares of Frontstep, Inc. having an aggregate value of $1,110,000 as of October 18, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a) (2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                     Amount Previously Paid: Not applicable.
                     Form or Registration No.:  Not applicable.
                     Filing party:  Not applicable.
                     Date filed:  Not applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]      third party tender offer subject to Rule 14d-l.
[X]      issuer tender offer subject to Rule 13e-4.
[ ]      going-private transaction subject to Rule 13e-3.
[ ]      amendment to Schedule 13D under Rule 13d-2.

[ ] Check the following box if the filing is a final amendment reporting the results of the tender offer.

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--------------------------------------------------------------------------------

Item 1.  Summary Term Sheet.

         The information set forth under "Summary Term Sheet" in the Offer to Exchange, dated October 30, 2001 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

Item 2.  Subject Company Information.

         (a) The name of the issuer is Frontstep, Inc., an Ohio corporation (the "Company"), and the address of its principal executive office is 2800 Corporate Exchange Drive, Columbus, Ohio 43231, (614) 523-7000. The information set forth in the Offer to Exchange under Section 9 ("Information About Frontstep") is incorporated herein by reference.

         (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all outstanding options to purchase the Company's common shares, no par value (the "Common Shares"), under the Company's Non-Qualified Stock Option Plan for Key Employees or the Company's 1999 Non-Qualified Stock Option Plan for Key Employees (collectively, the "Option Plans") held by the employees of the Company or its subsidiaries (the "Options") for new options that will be granted under the Option Plans (the "New Options"). The exchange will be made upon the terms and subject to the conditions described in the Offer to Exchange, the related Election Form attached hereto as Exhibit (a)(2) (the "Election Form") and the related Change of Election Form attached hereto as Exhibit (a)(3) (the "Change of Election Form" and, together with the Offer to Exchange and the Election Form, as they may be amended or supplemented from time to time, the "Offer"). The information set forth in the Offer to Exchange on the introductory pages and under "Summary Term Sheet," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Shares") is incorporated herein by reference.

Item 3.  Identity and Background of Filing Person.

         (a) The Company is the filing person. The information set forth under
Item 2(a) above is incorporated herein by reference.

Item 4.  Terms of the Transaction.

         (a) The information set forth in the Offer to Exchange on the introductory pages and under "Summary Term Sheet," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options"), Section 6 ("Conditions of the Offer"),
Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer"),

Section 12 ("Legal Matters; Regulatory Approvals"), Section 13 ("Material U.S. Federal Income Tax Consequences") and Section 14 ("Extension of Offer; Termination; Amendment") and Section 17 ("Forward Looking Statements; Miscellaneous") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements About the Options; Other Material Agreements") is incorporated herein by reference.

Item 5.  Past Contacts, Transactions, Negotiations and Arrangements.

         (e) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements About the Options; Other Material Agreements") is incorporated herein by reference.

Item 6.  Purposes of the Transaction and Plans or Proposals.

         (a) The information set forth in the Offer to Exchange on the introductory pages and under "Summary Term Sheet" and under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Cancellation and Issuance of New Options") and Section 11 ("Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer") is incorporated herein by reference.

         (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of the Offer") is incorporated herein by reference.

Item 7.  Source and Amount of Funds or Other Consideration.

         (a) The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") is incorporated herein by reference.

         (b) The information set forth in the Offer to Exchange under Section 6 ("Conditions of the Offer") is incorporated herein by reference.

         (d) Not applicable.

Item 8.  Interest in Securities of the Subject Company.

         (a) Not applicable.

         (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements About the Options; Other Material Agreements") is incorporated herein by reference.

Item 9.  Person/Assets, Retained, Employed, Compensated or Used.

         (a) Not applicable.

Item 10.  Financial Statements.

         (a) The information set forth in the Offer to Exchange under Section 9 ("Information About Frontstep) and Section 16 ("Additional Information"), and on pages 24 through 44 of the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2001 is incorporated herein by reference.

         (b) Not Applicable.

Item 11.  Additional Information.

         (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements About the Options; Other Material Agreements") and Section 12 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

         (b) Not applicable.

Item 12.  Exhibits.

         (a) (1)      Offer to Exchange, dated October 30, 2001.

             (2)      Form of Election Form.

             (3)      Form of Change of Election Form.

             (4)      Form of e-mail confirmation of receipt of Election
                           Form/Change of Election Form.

             (5)      Form of confirmation of acceptance of options for
                           exchange.

             (6) Frontstep, Inc. Annual Report on Form 10-K for its fiscal year ended June 30, 2001, filed with the Securities and Exchange Commission on September 28, 2001 and incorporated herein by reference.

         (b) Not applicable.

         (d) (1) Frontstep, Inc. Non-Qualified Stock Option Plan for Key Employees incorporated herein by reference from Exhibit 10(a) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 0-19024).

             (2) Frontstep, Inc. 1999 Non-Qualified Stock Option Plan for Key Employees, incorporated herein by reference from Exhibit 10(n) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (File No. 0-19024).

             (3) Form of New Option Agreement pursuant to the Frontstep, Inc. Non-Qualified Stock Option Plan for Key Employees.

             (4) Form of New Option Agreement pursuant to the Frontstep, Inc. 1999 Non-Qualified Stock Option Plan for Key Employees.

             (5) Frontstep, Inc. Non-Qualified Stock Option Plan for Key Executives, incorporated herein by reference from Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 0-19024).

             (6) Frontstep, Inc. Stock Option Plan for Outside Directors, incorporated herein by reference from Exhibit 10(i) to the Company's Annual Report on Form 10-K for the fiscal year ended June, 30, 1993 (File No. 0-19024).

             (7) Amended Articles of Incorporation of Frontstep, Inc. (as filed with the Ohio Secretary of State on February 8, 1991), incorporated herein by reference from Exhibit 3(a)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 0-19024).

             (8) Certificate of Amendment to the Amended Articles of Incorporation of Frontstep, Inc. (as filed with the Ohio Secretary of State on July 16, 1996), incorporated herein by reference from Exhibit 3(a)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 0-19024).

             (9) Certificate of Amendment to the Amended Articles of Incorporation, as amended, of Frontstep, Inc. (as filed with the Ohio Secretary of State on May 10, 2000), incorporated herein by reference from Exhibit 3(a)(3) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 0-19024).

             (10) Certificate of Amendment to the Amended Articles of Incorporation, as amended, of Frontstep, Inc. (as filed with the Ohio Secretary of State on November 8, 2000), incorporated herein by reference from Exhibit 3(a)(4) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-19024).

             (11) Amended Articles of Incorporation, as amended, of Frontstep, Inc. (reflecting amendments through November 8, 2000, for SEC reporting compliance purposes only), incorporated herein by reference from Exhibit 3(a)(5) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-19024).

             (12) Investor Rights Agreement, dated as of May 10, 2000, among the Company, the Investors identified therein and Lawrence J. Fox, incorporated herein by reference from Exhibit 4(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 0-19024).

             (13) Amendment to Investor Rights Agreement, dated as of August 15, 2000, among the Company, the Investors identified therein and Lawrence J. Fox, incorporated herein by reference to Exhibit 4(c) to the Company's Current Report on Form 8-K, as filed on August 30, 2000 (File No. 0-19024).

             (14) Warrant for the Purchase of Shares of Common Stock of the Company issued to Morgan Stanley Dean Witter Venture Partners IV, L.P. on May 10, 2000, and Exhibit A identifying other identical warrants issued to the investors identified on Exhibit A on the dates indicated, for the number of common shares listed on Exhibit A, incorporated herein by reference from Exhibit 10(a)(f) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 0-19024).

             (15) Assignment and Assumption Agreement, by and between Morgan Stanley Dean Witter Equity Funding, Inc. and the Originators Investment Plan, L.P., dated November 24, 2000, incorporated herein by reference from Exhibit 4(g) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 (File No. 0-19024).

             (16) Common Share Purchase Warrant, dated July 17, 2001, issued to Foothill Capital Corporation, incorporated herein by reference from Exhibit 10(v) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 0-19024).

             (17) Registration Rights Agreement, dated July 17, 2001, by and between the Company and Foothill Capital Corporation, incorporated herein by reference from Exhibit 10(w) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 0-19024).

         (g) Not applicable.

         (h) Not applicable.




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


Item 13.  Information Required by Schedule 13E-3.

         (a) Not applicable.



































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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                          FRONTSTEP, INC.

                                   /s/ Daniel P. Buettin

                          --------------------------------------------------
                          Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary

Date:    October 26, 2001
















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


                                INDEX TO EXHIBITS

Exhibit
Number            Description
------            -----------

(a)(1)          Offer to Exchange, dated October 30, 2001.

(a)(2)          Form of Election Form.

(a)(3)          Form of Change of Election Form.

(a)(4) Form of e-mail confirmation of receipt of Election Form/Change of Election Form.

(a)(5)          Form of confirmation of acceptance of options for exchange.

(a)(6) Frontstep, Inc. Annual Report on Form 10-K for its fiscal year ended June 30, 2001, filed with the Securities and Exchange
                Commission on September 28, 2001 and incorporated herein by reference.

(d)(1)          Frontstep, Inc. Non-Qualified Stock Option Plan for Key
                Employees incorporated herein by reference from Exhibit 10(a) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1993 (File No. 0-19024).

(d)(2)          Frontstep, Inc. 1999 Non-Qualified Stock Option Plan for Key
                Employees, incorporated herein by reference from Exhibit 10(n) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (File No. 0-19024).

(d)(3)          Form of New Option Agreement pursuant to the Frontstep, Inc.
                Non-Qualified Stock Option Plan for Key Employees, as amended.

(d)(4)          Form of New Option Agreement pursuant to the Frontstep, Inc.
                1999 Non-Qualified Stock Option Plan for Key Employees.

(d)(5)          Frontstep, Inc. Non-Qualified Stock Option Plan for Key
                Executives, incorporated herein by reference from Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (File No. 0-19024).

(d)(6) Frontstep, Inc. Stock Option Plan for Outside Directors, incorporated herein by reference from Exhibit 10(i) to the Company's Annual Report on Form 10-K for the fiscal year ended
                June, 30, 1993 (File No. 0-19024).

(d)(7) Amended Articles of Incorporation of Frontstep, Inc. (as filed with the Ohio Secretary of State on February 8, 1991), incorporated herein by reference from Exhibit 3(a)(1) to the Company's Annual Report on Form 10-K for the fiscal year ended
                June 30, 1997 (File No. 0-19024).

(d)(8) Certificate of Amendment to the Amended Articles of Incorporation of Frontstep, Inc. (as filed with the Ohio Secretary of State on July 16, 1996), incorporated herein by reference from Exhibit 3(a)(2) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (File No. 0-19024).

(d)(9) Certificate of Amendment to the Amended Articles of Incorporation, as amended, of Frontstep, Inc. (as filed with the Ohio Secretary of State on May 10, 2000), incorporated herein by reference from Exhibit 3(a)(3) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 0-19024).

(d)(10) Certificate of Amendment to the Amended Articles of Incorporation, as amended, of Frontstep, Inc. (as filed with the Ohio Secretary of State on November 8, 2000), incorporated herein by reference from Exhibit 3(a)(4) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-19024).

(d)(11) Amended Articles of Incorporation, as amended, of Frontstep, Inc. (reflecting amendments through November 8, 2000, for SEC reporting compliance purposes only), incorporated herein by reference from Exhibit 3(a)(5) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 0-19024).

(d)(12) Investor Rights Agreement, dated as of May 10, 2000, among the Company, the Investors identified therein and Lawrence J. Fox, incorporated herein by reference from Exhibit 4(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 0-19024).

(d)(13) Amendment to Investor Rights Agreement, dated as of August 15, 2000, among the Company, the Investors identified therein and Lawrence J. Fox, incorporated herein by reference to Exhibit 4(c) to the Company's Current Report on Form 8-K, as filed on August 30, 2000 (File No. 0-19024).

(d)(14) Warrant for the Purchase of Shares of Common Stock of the Company issued to Morgan Stanley Dean Witter Venture Partners IV, L.P. on May 10, 2000, and Exhibit A identifying other identical warrants issued to the investors identified on Exhibit A on the dates indicated, for the number of common shares listed on Exhibit A, incorporated herein by reference from Exhibit 10(a)(f) of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 0-19024).

(d)(15) Assignment and Assumption Agreement, by and between Morgan Stanley Dean Witter Equity Funding, Inc. and the Originators Investment Plan, L.P., dated November 24, 2000, incorporated herein by reference from Exhibit 4(g) to the

                Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 (File No. 0-19024).

(d)(16) Common Share Purchase Warrant, dated July 17, 2001, issued to Foothill Capital Corporation, incorporated herein by reference from Exhibit 10(v) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 0-19024).

(d)(17) Registration Rights Agreement, dated July 17, 2001, by and between the Company and Foothill Capital Corporation, incorporated herein by reference from Exhibit 10(w) to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (File No. 0-19024).



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